EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces Improved Earnings

For First Quarter of 2015

Midland Park, NJ – May 7, 2015 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced net income for the three months ended March 31, 2015 of $917,000 as compared to net income of $506,000 for the three months ended March 31, 2014. After dividends on preferred stock, net income available to common shareholders was $746,000, or $0.12 per common share, for the current 2015 period compared to $335,000, or $0.06 per common share, for the equivalent period of 2014.

Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer, commented, “We are very pleased to report significant year-over-year improvement in the Corporation’s earnings. In addition, we are pleased to show strong loan growth of $12.8 million for the three months ended March 31, 2015, which equates to an 11% annual rate of growth. The Corporation continues to demonstrate the ability to produce increasing results.”

Operating Results

Net interest income was $5.4 million for the first quarter of 2015 compared to $5.3 million a year earlier. Interest income from loans increased $286,000 when compared to the three months ended March 31, 2014 due to the $53.1 million of growth in the average loan portfolio. The Corporation reported a net

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interest margin of 3.41% for the three months ended March 31, 2015, showing slight contraction when compared to 3.44% for the comparable period in 2014. “Like all financial institutions, the Corporation’s net interest margin is reflective of lower yields on assets due to the low interest rate environment in which we continue to operate,” said Van Ostenbridge.

The Corporation reported noninterest income of $918,000 for the three months ended March 31, 2015 compared to $399,000 for the equivalent prior year period. The current year reflects a $58,000 increase in fees and service charges as well as gains of $152,000 from the sale of available for sale securities and $53,000 from the sale of other real estate owned. The prior year period included a loss of $241,000 from the sale of nonperforming loans.

Total noninterest expenses were $5.0 million for the three months ended March 31, 2015 – comparable to $5.1 million incurred in the prior year period. The Corporation remains committed to controlling expenses even with significant costs associated with regulatory compliance and expense incurred that supports the offering of today’s required electronic services to customers.

Asset Quality

Results for the three months ended March 31, 2015 were positively impacted by the Corporation recording a negative provision for loan losses of $100,000 as compared to no provision for loan losses for the three months ended March 31, 2014. For the three months ended March 31, 2015, the Corporation recorded a $98,000 net recovery of previously charged off loan balances. In addition, nonperforming loans continue to decline and were $2.8 million, or 0.57% of total loans at March 31, 2015 compared to $3.6 million, or 0.76%, at December 31, 2014 and $5.1 million, or 1.20%, a year earlier. Total nonperforming assets of $3.1 million, which includes other real estate owned, also showed continued improvement and represented just 0.45% of total assets at March 31, 2015 compared to 0.71% and 1.02% at December 31, 2014 and March 31, 2014, respectively.

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Balance Sheet / Financial Condition

Total assets at March 31, 2015 were $685.8 million, which reflected a slight decrease from assets of $693.6 million at December 31, 2014. A $12.8 million increase in gross loans during the first three months of 2015 was the result of new loan originations, partially offset by normal principal amortization. Van Ostenbridge noted, “We continue to make progress on our strategy to shift the balance sheet from investment securities into higher-yielding loans.” During the three months ended March 31, 2015, the Corporation identified and sold approximately $27.8 million of available for sale securities with higher price volatility thus providing a portion of the funding for the loan growth while still continuing to manage overall asset growth.

Total deposits were $566.3 million at March 31, 2015, reflecting $9.8 million of growth when compared to deposits of $556.5 million at December 31, 2014. At March 31, 2015 noninterest bearing deposits now represent one-fourth of total deposits – a very strong percentage which benefits the Corporation as these core deposits represent a consistent and lower cost source of funding.

Other borrowings decreased $16.7 million to $50.0 million at March 31, 2015. The decrease in other borrowings was partially the result of above discussed increase in deposits. In general, other borrowings enable the Corporation to deal with temporary deposit outflows and can assist in managing against rising interest rates through the extension of liabilities.

At March 31, 2015, the Corporation’s leverage, common equity tier 1 and total risk based capital ratios were 9.83%, 8.93% and 14.46% percent, respectively. These ratios, calculated under the new Basel III guidelines, are all above the respective 6.5%, 5% and 10% levels required to be considered a “well capitalized” institution under regulatory guidelines.

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About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2),Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

Selected Financial Condition Data:
Cash and cash equivalents	$21,035	$10,086	$10,850	$14,630	$27,176
Securities available for sale	94,553	124,918	138,255	144,459	171,692
Securities held to maturity	55,811	55,097	54,234	54,225	24,685
FHLB Stock	3,026	3,777	2,882	2,429	2,133
Loans receivable:
Loans receivable, gross	490,087	477,320	443,006	433,198	423,471
Allowance for loan losses	(9,600)	(9,602)	(10,094)	(9,825)	(9,792)
Other, net	(7)	(19)	(17)	40	105
Loans receivable, net	480,480	467,699	432,895	423,413	413,784

Loans held for sale	798	—	364	259	186
Other assets	30,114	31,974	33,072	32,107	32,947
Total assets	$685,817	$693,551	$672,552	$671,522	$672,603

Noninterest-bearing deposits	$141,406	$136,721	$140,345	$143,711	$137,687
Interest-bearing deposits	424,916	419,755	416,666	422,669	437,729
Total deposits	566,322	556,476	557,011	566,380	575,416
Other borrowings	50,000	66,700	46,800	31,000	25,000
Securities sold under agreements to repurchase	—	—	100	7,601	7,601
Subordinated debentures	7,217	7,217	7,217	7,217	7,217
Other liabilities	2,166	4,189	4,166	2,329	2,209
Total liabilities	625,705	634,582	615,294	614,527	617,443
Shareholders' equity	60,112	58,969	57,258	56,995	55,160
Total liabilities and shareholders' equity	$685,817	$693,551	$672,552	$671,522	$672,603

Book value per common share	$6.98	$6.98	$6.98	$6.98	$6.98

Gross loans to deposits	86.54%	85.78%	79.53%	76.49%	73.59%

Equity to assets	8.77%	8.50%	8.51%	8.49%	8.20%

Asset Quality Data:
Nonaccrual loans	$2,798	$3,628	$4,434	$4,875	$5,073
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	2,798	3,628	4,434	4,875	5,073
Other real estate owned	320	1,308	2,090	1,225	1,789
Total nonperforming assets	$3,118	$4,936	$6,524	$6,100	$6,862

Nonperforming loans to total loans	0.57%	0.76%	1.00%	1.13%	1.20%
Nonperforming assets to total assets	0.45%	0.71%	0.97%	0.91%	1.02%
Allowance for loan losses to nonperforming loans	343.10%	264.66%	227.65%	201.54%	193.02%
Allowance for loan losses to total gross loans	1.96%	2.01%	2.28%	2.27%	2.31%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31,
	2015	2014
Selected Operating Data:
Interest income	$6,194	$6,145
Interest expense	793	839
Net interest and dividend income	5,401	5,306
Provision for loan losses	(100)	—
Net interest and dividend income
after provision for loan losses	5,501	5,306
Noninterest income:
Fees and service charges	479	421
Bank owned life insurance	96	96
Gain on calls and sales of securities	152	—
Gain on sales of mortgage loans	10	12
Loss on sales of loans	—	(241)
Gain on sales of other real estate owned	53	—
Other	128	111
Total noninterest income	918	399
Noninterest expenses:
Salaries and employee benefits	2,708	2,678
Occupancy, net	467	555
Equipment	156	188
Data processing	453	387
FDIC insurance premium	113	211
Other	1,152	1,075
Total noninterest expenses	5,049	5,094
Income before income tax expense	1,370	611
Income tax expense	453	105
Net income	917	506
Dividends on preferred stock	171	171
Net income available to common shareholders	$746	$335

Weighted avg. no. of diluted common shares	6,045,683	5,956,887
Diluted earnings per common share	$0.12	$0.06

Return on average common equity	6.77%	3.41%

Return on average assets	0.54%	0.31%

Yield on average interest-earning assets	3.90%	3.97%
Cost of average interest-bearing liabilities	0.67%	0.71%
Net interest rate spread	3.23%	3.26%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Selected Operating Data:
Interest income	$6,194	$6,534	$6,069	$6,186	$6,145
Interest expense	793	767	791	810	839
Net interest and dividend income	5,401	5,767	5,278	5,376	5,306
Provision for loan losses	(100)	(300)	250	—	—
Net interest and dividend income
after provision for loan losses	5,501	6,067	5,028	5,376	5,306
Noninterest income:
Fees and service charges	479	568	510	504	421
Bank owned life insurance	96	103	100	106	96
Gain on calls and sales of securities	152	165	—	—	—
Gain on sales of mortgage loans	10	26	32	2	12
Loss on sales of loans	—	—	—	—	(241)
Gain on sales of other real estate owned	53	9	—	54	—
Other	128	119	122	141	111
Total noninterest income	918	990	764	807	399
Noninterest expenses:
Salaries and employee benefits	2,708	2,738	2,624	2,557	2,678
Occupancy, net	467	420	439	520	555
Equipment	156	157	167	175	188
Data processing	453	447	433	435	387
FDIC insurance premium	113	103	133	133	211
Other	1,152	1,179	1,193	1,286	1,075
Total noninterest expenses	5,049	5,044	4,989	5,106	5,094
Income before income tax expense	1,370	2,013	803	1,077	611
Income tax expense	453	712	251	351	105
Net income	917	1,301	552	726	506
Dividends on preferred stock	171	171	170	171	171
Net income available to common shareholders	$746	$1,130	$382	$555	$335

Weighted avg. no. of diluted common shares	6,045,683	6,030,561	6,026,848	5,999,897	5,956,887
Diluted earnings per common share	$0.12	$0.19	$0.06	$0.09	$0.06

Return on average common equity	6.77%	10.41%	3.58%	5.41%	3.41%

Return on average assets	0.54%	0.75%	0.33%	0.44%	0.31%

Yield on average interest-earning assets	3.90%	4.04%	3.85%	4.03%	3.97%
Cost of average interest-bearing liabilities	0.67%	0.64%	0.68%	0.70%	0.71%
Net interest rate spread	3.23%	3.40%	3.17%	3.33%	3.26%

Net interest margin	3.41%	3.57%	3.36%	3.51%	3.44%

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